UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2025

Dynavax Technologies Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34207	33-0728374
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Powell Street, Suite 720
Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 510 848-5100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	DVAX	Nasdaq Global Select Market
Preferred Share Purchase Rights	N/A	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Directors

On January 26, 2025, the Board of Directors (the “Board”) of Dynavax Technologies Corporation (the “Company”) appointed (i) Lauren Silvernail to serve as a Class I Director, to serve until the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) and (ii) Emilio Emini, Ph.D. to serve as a Class III Director, to serve until the 2027 Annual Meeting of Stockholders, in each case effective as of February 3, 2025, and until her or his successor is duly elected and qualified, or until her or his earlier death, resignation or removal. The Board does not currently intend to appoint Dr. Emini to any committees of the Board and intends to appoint Ms. Silvernail as a member and chairperson of the Audit Committee of the Board, effective as of the date of the 2025 Annual Meeting.

Pursuant to the Company’s non-employee director compensation policy, as amended from time to time, on the date of their appointments, Ms. Silvernail and Dr. Emini will each receive an initial grant of 51,386 shares (42,750 stock options and 8,636 restricted stock units), with approximately 80% of the value delivered as a non-qualified stock option (“NSO”) and approximately 20% of the value delivered as restricted stock units (“RSU”). The NSO and RSU will be granted under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) and vest over three years in equal annual installments on the anniversary of the grant date, provided that Ms. Silvernail and Dr. Emini respectively continue to provide services to the Company through each vesting date. The release of Ms. Silvernail and Dr. Emini’s respective RSU shares will be mandatorily deferred until the earlier of each of Ms. Silvernail or Dr. Emini no longer providing services to the Company or a Change in Control (as defined in the 2018 Plan). Ms. Silvernail and Dr. Emini will also each receive an annual cash retainer of $50,000 for service as a member of the Board and Ms. Silvernail will receive an annual cash retainer of $25,000 for service as a member and chairperson of the Audit Committee of the Board.

There are no arrangements or understandings between Ms. Silvernail or Dr. Emini and any other person pursuant to which Ms. Silvernail or Dr. Emini were appointed as directors of the Company, and there are no family relationships between Ms. Silvernail or Dr. Emini and any of the Company’s other directors or executive officers. Neither Ms. Silvernail nor Dr. Emini is a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

The Company will enter into its standard form of indemnification agreement (the “Indemnity Agreements”) with Ms. Silvernail and Dr. Emini. The Indemnity Agreements provide, among other things, that the Company will indemnify Ms. Silvernail and Dr. Emini respectively, under the circumstances and to the extent provided therein, for certain expenses which she or he may be required to pay in connection with certain claims to which she or he may be made a party by reason of her or his service to the Company as a director, and otherwise to the fullest extent under applicable law. The foregoing is only a brief description of the terms of the indemnification arrangements with Ms. Silvernail and Dr. Emini, does not purport to be complete, and is qualified in its entirety by reference to the form of Indemnification Agreement, previously filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2023, as filed on February 22, 2024.

Director Resignations

On January 26, 2025, Peggy V. Phillips, a member of the Board, notified the Company that she will be retiring from the Board, effective immediately prior to the 2025 Annual Meeting. On January 26, 2025, Julie Eastland, a member of the Board, notified the Company that she will be resigning from the Board, effective immediately prior to the 2025 Annual Meeting. Both Ms. Phillips’s and Ms. Eastland’s decisions to step down from the Board were not the result of disagreements with the Company.

Item 8.01. Other Events

Authorized Number of Directors

The Company’s Amended and Restated Bylaws provide that the authorized number of directors shall be fixed by the Board from time to time. To facilitate the appointment of Ms. Silvernail and Dr. Emini to the Board, on January 26, 2025, the Board increased the authorized number of directors to eleven (11), effective as of immediately prior to the appointments of Ms. Silvernail and Dr. Emini. In view of the retirement and resignation of Ms. Phillips and Ms. Eastland immediately prior to the 2025 Annual Meeting, the Board decreased the authorized number of directors to nine (9), effective immediately prior to the 2025 Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: January 29, 2025	By:	/s/ RYAN SPENCER
Ryan Spencer
Chief Executive Officer